Exhibit 24.2
POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that Michael S. Dell hereby constitutes and appoints Janet Bawcom, Robert Potts and James Williamson, and each of them, as his true and lawful attorneys-in-fact and agents with full power and authority and full power of substitution and resubstitution, for, in the name of, and on behalf of Michael S. Dell, place and stead, in any and all capacities, (i) to execute any and all filings with respect to VMware, Inc. required by Michael S. Dell under Section 13 or Section 16 of the Securities Exchange Act of 1934 (the “Act”) (or any similar rule with respect to foreign exchanges) or any rule or regulation thereunder (including any amendment, supplement and/or exhibit thereto), for, in the name of, and on behalf of Michael S. Dell, (ii) to do and perform any and all acts for, in the name of, and on behalf of Michael S. Dell which said attorney-in-fact determines may be necessary or appropriate to complete and execute any and all such filings, amendments, supplements and/or exhibits, and any and all other document(s) in connection therewith, (iii) to file such filings, amendments, supplements, exhibits, and/or documents with any governmental office or agency, whether U.S., foreign, state or local government (including, without limitation, the U.S. Securities and Exchange Commission and state securities administrators or commissions), or any stock exchange or stock quotation system (including, without limitation, The NASDAQ Stock Market LLC), as may be required under applicable laws or rules and regulations of any stock exchange or stock quotation system, and (iv) to perform any and all other acts that said attorney-in-fact or agent determines may be necessary or appropriate in connection with the foregoing that may be in the best interest of or legally required by Michael S. Dell, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as Michael S. Dell might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent shall do or cause to be done by virtue hereof. Michael S. Dell hereby acknowledges that each foregoing attorney-in-fact and agent is serving in such capacity at the request of Michael S. Dell, is not assuming any of Michael S. Dell’s responsibilities to comply with Section 16 or Section 13(d) of the Act and the rules and regulations promulgated thereunder.
IN WITNESS WHEREOF, Michael S. Dell has caused this agreement to be executed and effective as of the date set forth below.

Date: August 15, 2017	Michael S. Dell
/s/ Michael S. Dell
	Name:	Michael S. Dell